As filed with the Securities and Exchange Commission on April 29, 2016

Registration No. 333-41090
Registration No. 333-74076
Registration No. 333-86268
Registration No. 333-105623
Registration No. 333-136182
Registration No. 333-180254
Registration No. 333-187432
Registration No. 333-205365

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-41090
Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-74076
Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-86268
Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-105623
Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-136182
Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-180254
Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-187432
Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-205365

NEWPORT CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Nevada	94-0849175
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

1791 Deere Avenue

Irvine, California 92606

(Address, including zip code, of Principal Executive Offices)

Newport Corporation 1992 Stock Incentive Plan
Newport Corporation Employee Stock Purchase Plan
Newport Corporation 1999 Stock Incentive Plan

Newport Corporation 2001 Stock Incentive Plan
Stock Option Grants Outside of a Plan
Newport Corporation Amended and Restated Employee Stock Purchase Plan
Newport Corporation 2006 Performance-Based Stock Incentive Plan
Newport Corporation 2011 Stock Incentive Plan
Newport Corporation Second Amended and Restated Employee Stock Purchase Plan

Newport Corporation Amended and Restated 2011 Stock Incentive Plan
(Full Titles of the Plans)

Kathleen F. Burke

Secretary

Newport Corporation

c/o MKS Instruments, Inc.

2 Tech Drive, Suite 201

Andover, Massachusetts 01810

(Name and Address of Agent for Service)

(978) 645-5500

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Newport Corporation (the “Registrant”):

•                  Registration Statement No. 333-41090, filed with the SEC on July 10, 2000, pertaining to the registration of 3,487,318 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 1999 Stock Incentive Plan and the Registrant’s 1992 Stock Incentive Plan and the registration of 1,200,000 shares of the Registrant’s common stock pursuant to the Registrant’s Employee Stock Purchase Plan.

•                  Registration Statement No. 333-74076, filed with the SEC on November 28, 2001, pertaining to the registration of 6,000,000 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2001 Stock Incentive Plan.

•                  Registration Statement No. 333-86268, filed with the SEC on April 15, 2002, pertaining to the registration of 1,087,541 shares of the Registrant’s common stock issued outside of the Registrant’s stock option plans in connection with the assumption and conversion of options to purchase shares of common stock of Micro Robotics Systems, Inc., which the Registrant acquired in a merger in February 2002.

•                  Registration Statement No. 333-105623, filed with the SEC on May 29, 2003, pertaining to the registration of 2,178,205 shares of the Registrant’s common stock issuable pursuant to the Registrant’s Amended and Restated Employee Stock Purchase Plan.

•                  Registration Statement No. 333-136182, filed with the SEC on July 31, 2006, pertaining to the registration of 6,000,000 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2006 Performance-Based Stock Incentive Plan.

•                  Registration Statement No. 333-180254, filed with the SEC on March 21, 2012, pertaining to the registration of 6,000,000 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2011 Stock Incentive Plan.

•                  Registration Statement No. 333-187432, filed with the SEC on March 21, 2013, pertaining to the registration of 2,022,182 shares of the Registrant’s common stock issuable pursuant to the Registrant’s Second Amended and Restated Employee Stock Purchase Plan.

•                  Registration Statement No. 333-205365, filed with the SEC on June 30, 2015, pertaining to the registration of 4,500,000 shares of the Registrant’s common stock issuable pursuant to the Registrant’s Amended and Restated 2011 Stock Incentive Plan.

The Registrant is filing these Post-Effective Amendments to the Registration Statements to withdraw and remove from registration the unissued securities issuable by the Registrant pursuant to the above referenced Registration Statements.

On April 29, 2016, pursuant to the Agreement and Plan of Merger, dated as of February 22, 2016, by and among the Registrant, MKS Instruments, Inc., a Massachusetts corporation (“MKS”), and PSI Equipment, Inc., a Nevada corporation and a wholly owned subsidiary of MKS (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of MKS (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements.  In accordance with an undertaking made by Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all securities of Registrant registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 29th day of April, 2016.

NEWPORT CORPORATION

By:	/s/ Seth H. Bagshaw
Name: Seth H. Bagshaw
Title: President